FORM N-18F-1

[Adopted in Release No. IC-6561 (Section 78,124),
June 14, 1974, 36 F.R. 11920.]

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549


NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER
THE INVESTMENT COMPANY ACT OF 1940


THE BERWYN FUNDS



NOTIFICATION OF ELECTION


	The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act o f 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

SIGNATURE

	Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Berwyn and the state of Pennsylvania on the 1st day of March, 2000.



				Signature:	The Berwyn Funds
						(Name of Registrant)



					By:  	/S/ Robert E. Killen
						Robert E. Killen, President



Attest:	Kevin M. Ryan
	Kevin M. Ryan, Secretary-Treasurer